SERVICE AGREEMENT

     This Agreement is made as of the 18th day of June, 1999, by and between INVESCO Funds Group, Inc. (INVESCO"), a Delaware corporation, and Great-West Life & Annuity Insurance Company ("Great-West"), a Colorado corporation, collectively, the "Parties."

                                  WITNESSETH:

     WHEREAS INVESCO and its wholly-owned subsidiaries serve as the adviser, administrator, and distributor for the INVESCO Variable Investment Funds, Inc. (the "Company"); and

     WHEREAS Great-West has entered into a Fund Participation Agreement, dated June 18, 1999, with the Company and INVESCO (the "Participation Agreement") pursuant to which INVESCO will make shares of the Company's Portfolios(1) available to certain variable life insurance and/or variable annuity contracts offered by Great-West through certain separate accounts (the "Separate Accounts") at net asset value and with no sales charges, subject to the terms of the Participation Agreement; and

     WHEREAS the Participation Agreement provides that the Company will bear the costs of preparing, filing with the Securities and Exchange Commission, printing or duplicating and mailing the Company's (or the Portfolios') prospectus, statement of additional information and any amendments or supplements thereto, periodic reports to shareholders, Fund proxy material and other shareholder communications (collectively, the "Fund Materials") required by law to be sent to owners of Contracts ("Contract Owners") who have allocated any Contract value to a Portfolio; and

     WHEREAS the Participation Agreement provides that the Company, at its expense, will provide Great-West with camera ready copies or copies suitable for duplication of all Fund Materials with respect to prospective Variable Contract Owners of Great-West; and

     WHEREAS the Participation Agreement makes no specific provision for certain administrative expenses which Great-West will incur in connection with the servicing of Contract Owners who have allocated Contract value to a portfolio, including, but not limited to, responding to various Contract Owner inquiries regarding a Portfolio; and

     WHEREAS the Parties hereto wish to allocate the expenses in a manner that is fair and equitable, and consistent with the best interests of Contract Owners; and

     WHEREAS the Parties hereto wish to establish a means for allocating the expenses that does not entail the expense and inconvenience of separately identifying and accounting for each item of expense;

     NOW THEREFORE, in consideration of the mutual benefits and promises contained herein, the Parties hereto agree as follows:


 ------------------

(1) The Company is an open-end, diversified, no-load management investment company currently consisting of ten (10) portfolios of investments: the INVESCO Variable Blue Chip Growth, INVESCO Variable Dynamics, INVESCO Variable Equity Income, INVESCO Variable Health Sciences, INVESCO Variable High Yield, INVESCO Variable Realty, INVESCO Variable Small Company Growth, INVESCO Variable Technology, INVESCO Variable Total Return and INVESCO Variable Utilities Funds (the "Funds"). Additional Funds may be offered in the future.

     I.   SERVICES PROVIDED:

Great-West agrees to provide services to the Company and INVESCO including the following:

a) responding to inquiries from Great-West Contract Owners who allocate their contributions to the investment divisions which correspond with one or more of the Portfolios, regarding to the services performed by Great-West as they relate to INVESCO, THE Company, or its Portfolios;

b) providing information to INVESCO or the Company and to Contract Owners with respect to shares attributable to Contract Owner accounts;

c) facilitate the printing and mailing of shareholder communications from INVESCO or the Company as may be required pursuant to the terms of the Participation Agreement;

d) communication directly with Contract Owners concerning INVESCO or the Company's operations; and

e)   providing other similar services, as agreed to in writing by the parties.

     II.  PAYMENT OF EXPENSES,:

In recognition of the substantial savings in administrative expenses to INVESCO and the Company by virtue of having a sole shareholder, Great-West, and having that shareholder be responsible for the servicing of the Contract Owners, INVESCO will pay an administrative service fee to Great-West, as described below:

a) INVESCO shall pay to Great-West a quarterly fee (hereinafter, the "Quarterly Fee") equal to a percentage of the average daily net assets of the Portfolio attributable to COLI VUL Series Account 2, at the annual rate of .25% on the aggregate net assets of the INVESCO Variable Investment Funds, Inc, in connection with the expenses incurred by Great-West under
     Section II hereof. The payment of the Quarterly Fee shall commence as of the stated effective date of this Agreement but shall be payable only on each Portfolio which has reached $30 million in total net assets.

b) INVESCO shall pay to Great-West a quarterly fee (hereinafter, the "Quarterly Fee") equal to a percentage of the average daily net assets of the Portfolio attributable to the FutureFunds Series Accounts, at the annual rate of .35% on the aggregate net assets of the INVESCO Variable Investment Funds, Inc, in connection with the expenses incurred by Great-West under Section II hereof. The payment of the Quarterly Fee shall commence as of the stated effective date of this Agreement but shall be payable only on each Portfolio which has reached $30 million in total net assets.

c) From time to time, the Parties hereto shall review the Quarterly Fee to determine whether it reasonably approximates the incurred and anticipated costs, over time, of Great-West in connection with its duties hereunder. The Parties agree to negotiate in good faith any change to the Quarterly Fee proposed by another Party in good faith.

d) This Agreement shall not modify any of the provisions of Schedule D of the Participation Agreement, but shall supplement those provisions.

     III. TERM OF AGREEMENT

This Agreement shall continue in effect for so long as Great-West or its successor(s) in interest, or any affiliate thereof, continues to hold shares of the Company or its portfolios, and continues to perform in a similar capacity for the Company and INVESCO.

     IV.  INDEMNIFICATION:

(a) Great-West agrees to indemnity and hold harmless the, INVESCO and their officers and directors, from any and all loss, liability and expense resulting from the gross negligence or willful wrongful act of Great-West under this Agreement, except to the extent such loss, liability or expense is the result of the willful misfeasance, bad faith or gross negligence of the Company or INVESCO in the performance of its duties, or by reason of the reckless disregard of their obligations and duties under this Agreement.

(b) INVESCO agree to indemnify and hold harmless Great-West and its officers and directors from any and all loss, liability and expense resulting from the gross negligence or willful wrongful act of INVESCO under this Agreement, except to the extent such loss, liability or expense is the result of the willful misfeasance, bad faith or gross negligence of Great-West in the performance of its duties, or by reason of the reckless disregard of its obligations and duties under this Agreement.

     V.   NOTICES:

Notices and communications required or permitted hereby will be given to the following persons at the following addresses and facsimile numbers, or such other persons, addresses or facsimile numbers as the Party receiving such notices or communications may subsequently direct in writing:

INVESCO Funds Group, Inc.
7800 East Union Avenue
Denver, CO 80237
Attn: Ronald L. Grooms - Senior Vice President
FAX: 303 930-6541

Great-West Life & Annuity Insurance Company
8515 East Orchard Road
Englewood, CO 80111
Attn: Ronald Laeyendecker - Vice President Insurance Markets
FAX: 303 689-4364

     VI.  APPLICABLE LAW:

Except insofar as the Investment Company Act of 1940 or other federal laws and regulations may be controlling, this Agreement will be construed and the provisions hereof interpreted under and in accordance with Colorado law, without regard for that state's principles of conflict of laws.

     VII. EXECUTION IN COUNTERPARTS:

This Agreement may be executed simultaneously in two or more counterparts, each of which taken together will constitute one and the same instrument.

     VIII. SEVERABILITY:

If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

     IX.  RIGHTS CUMULATIVE:

The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, that the Parties are entitled to under federal and state laws.

     X.   HEADINGS

The headings used in this Agreement are for purposes of reference only and shall not limit or define the meaning of the provisions of this Agreement.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers signing below.

INVESCO FUNDS GROUP, INC.


By: /s/ Ronald L. Grooms
    --------------------
Ronald L. Grooms
Senior Vice President & Treasurer

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY

By: /s/ Ronald Laeyendecker
    -----------------------
Ronald Laeyendecker
Vice President Insurance Markets